                           MINNESOTA LIFE ACCUMULATOR
                         VARIABLE UNIVERSAL LIFE POLICY

                                                             Exhibit 99.26(d)(1)

NOTICE OF YOUR RIGHT TO EXAMINE THIS POLICY.

     It is important to us that you are satisfied with this policy after it is issued. If you are not satisfied with it, you may return the policy to us or our agent within 30 days after you receive it. If you return the policy, you will receive a full refund of any premiums within 7 days of the date we receive your notice of cancellation.

VARIABLE BENEFITS

FLEXIBLE PREMIUM AS STATED IN THIS POLICY

NONPARTICIPATING

THE FACE AMOUNT IS SHOWN ON THE POLICY DATA PAGES. THE DEATH BENEFIT WILL VARY DEPENDING ON THE DEATH BENEFIT OPTION ELECTED. THE ACCUMULATION VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM ACCUMULATION VALUE. EVEN IF PLANNED PREMIUMS ARE PAID, IT IS POSSIBLE THAT THE POLICY MAY TERMINATE BEFORE THE DEATH OF THE INSURED.

READ YOUR POLICY CAREFULLY
THIS IS A LEGAL CONTRACT

     Subject to the provisions of this policy, we promise to pay to the beneficiary the death proceeds when we receive proof satisfactory to us of the insured's death.

     This policy is issued in consideration of the application for this policy and the payment of the premiums.

     The owner and the beneficiary are as named in the initial application unless they are changed as provided in this policy.

     Signed for Minnesota Life Insurance Company, a stock company, at St. Paul, Minnesota, on the policy date.


/s/ Robert L. Senkler                   /s/ Dennis E. Prohofsky
------------------------------------    ----------------------------------------
President                               Secretary

MINNESOTA LIFE

MINNESOTA LIFE INSURANCE COMPANY
A Securian Financial Group Affiliate
400 Robert Street North
St. Paul, MN 55101-2098
651.665.3500

                                      INDEX

Accumulation Values                                                           10
Additional Information                                                        13
Assignment                                                                    13
Beneficiary                                                                    6
Death Benefit                                                                  5
Definitions                                                                    3
General Information                                                            4
Grace Period                                                                  11
Incontestability                                                              14
Ownership                                                                      4
Payment of Proceeds                                                            6
Policy Changes                                                                10
Policy Charges                                                                10
Policy Loans                                                                  12
Premiums                                                                       7
Reinstatement                                                                 11
Settlement Options                                                             7
Separate Account                                                               8
Suicide Exclusion                                                             14
Surrender                                                                     13
Termination                                                                   11

                                                        Policy Data [1-000-000W]

            MINNESOTA LIFE ACCUMULATOR VARIABLE UNIVERSAL LIFE POLICY
                A flexible premium variable universal life policy

Insured:                [JOHN J DOE]
Issue Age:              [35]
Gender:                 [Male]
Policy Number:          [1-000-000W]
Policy Date:            [April 01 2007]
[Policy Change Date:    [April 01, 2010]
Death Benefit Option:   [Level]

PREMIUM

Monthly Initial Minimum Premium:   [$36.29] effective [April 01 2007]
Planned Premium:                   [$300.00 Quarterly]

BASIC POLICY

                                                                 COVERAGE LAYER
                                                                     AMOUNT
                                                                     ------
Coverage Layer
   Effective:      [April 01 2007]                                 [$100,000]
   Age:            [35]
   Risk Class:     [Preferred][Non-Tobacco]
      [Cash Extra: [$10.00] monthly charge until April 01 2012]
      [Includes Waiver of Premium Agreement until age 60.]
      [Includes Waiver of Charges Agreement until age 60.]
Total Face Amount                                                   [$100,000]


                                       1A

ADDITIONAL AGREEMENTS

[Family Term - Children Agreement
   Coverage Amount: [25,000]
   Effective: [April 01 2007]
   Coverage to youngest child's age 25.
   Risk Class: [Preferred] [Non-Tobacco]
   There is a monthly charge for this agreement.]

[Exchange of Insureds Agreement
   Effective: [April 01 2007]
   There is no monthly charge for this agreement.]

[Accelerated Death Benefit Agreement
   Effective: [April 01 2007]
   There is no monthly charge for this agreement.]

[Death Benefit Guarantee Agreement
   Effective: [April 01 2007]
   There is a monthly cost of insurance charge for this agreement.]

[Term Insurance Agreement
   Initial Amount: [100,000]
   Effective: [April 01 2007]
   Coverage to age 100.
   Risk Class: [Preferred] [Non-Tobacco]
   There is a monthly cost of insurance charge for this agreement.]

[Overloan Protection Agreement
   Effective: [April 01 2007]
   There is a one-time charge for this agreement when it is exercised]


                                       1B

OTHER IMPORTANT INFORMATION

Death Benefit Qualification Test:   [Guideline Premium Test]
Guaranteed Interest Rate for:
   Guaranteed Interest Account      3%
   Loan Account                     3%
Net Amount at Risk Divisor:         1.002466
Policy Loan Interest Rate:          4%

[Guideline Premium Test Death Benefit Percentage Factors:

AGE    PERCENTAGE
0-40       250%
41         243%
42         236%
43         229%
44         222%
45         215%
46         209%
47         203%
48         197%
49         191%
50         185%
51         178%
52         171%
53         164%
54         157%
55         150%
56         146%
57         142%
58         138%
59         134%
60         130%
61         128%
62         126%
63         124%
64         122%
65         120%
66         119%
67         118%
68         117%
69         116%
70         115%
71         113%
72         111%
73         109%
74         107%
75-90      105%
91         104%
92         103%
93         102%
94         101%
95-121     100%]


                                       1C

[NON-TOBACCO] MAXIMUM MONTHLY COST OF INSURANCE RATES

The maximum monthly cost of insurance rates are listed per $1,000 of net amount at risk. For a special risk class the cost of insurance rates are multiplied by the rating percentage and will never be larger than 83.33333. The rate is applied to the base coverage [and to the] [Death Benefit Guarantee Agreement][Term Insurance Agreement].

AGE     RATE
---     ----
[35    0.10090
 36    0.10674
 37    0.11175
 38    0.12009
 39    0.12844
 40    0.13762
 41    0.14931
 42    0.16351
 43    0.17938
 44    0.19942
 45    0.22115
 46    0.24205
 47    0.26462
 48    0.27800
 49    0.29389
 50    0.31397
 51    0.33908
 52    0.37340
 53    0.41193
 54    0.45970
 55    0.51589
 56    0.57548
 57    0.63932
 58    0.69227
 59    0.75284
 60    0.82609
 61    0.91711
 62    1.02767
 63    1.15107
 64    1.28060
 65    1.41713
 66    1.55477
 67    1.69264
 68    1.84272
 69    1.99565
 70    2.17802
 71    2.38232
 72    2.65527
 73    2.94044
 74    3.24057
 75    3.57417
 76    3.93903
 77    4.36468
 78    4.86367
 79    5.44276
 80    6.07850
 81    6.80775
 82    7.57149
 83    8.40042
 84    9.32758
 85   10.38213
 86   11.56722
 87   12.87883
 88   14.30705
 89   15.84059
 90   17.47055
 91   19.02863
 92   20.68462
 93   22.46745
 94   24.39303
 95   26.47561
 96   28.42724
 97   30.56000
 98   32.89883
 99   35.47494
100   38.32309
101   40.65162
102   43.20718
103   46.02012
104   49.12439
105   52.56182
106   56.38257
107   60.65304
108   65.44960
109   70.87255
110   77.05095
111   83.33333
112   83.33333
113   83.33333
114   83.33333
115   83.33333
116   83.33333
117   83.33333
118   83.33333
119   83.33333
120   83.33333]


                                       1D

SURRENDER CHARGE

The Surrender Charge will be assessed against the accumulation value at the time this policy is surrendered in full.

 AMOUNT     THROUGH
 ------     -------
[1,584.00   05/2007
 1,584.00   06/2007
 1,584.00   07/2007
 1,584.00   08/2007
 1,584.00   09/2007
 1,584.00   10/2007
 1,584.00   11/2007
 1,584.00   12/2007
 1,584.00   01/2008
 1,584.00   02/2008
 1,584.00   03/2008
 1,584.00   04/2008
 1,584.00   05/2008
 1,584.00   06/2008
 1,584.00   07/2008
 1,584.00   08/2008
 1,584.00   09/2008
 1,584.00   10/2008
 1,584.00   11/2008
 1,584.00   12/2008
 1,584.00   01/2009
 1,584.00   02/2009
 1,584.00   03/2009
 1,584.00   04/2009
 1,584.00   05/2009
 1,584.00   06/2009
 1,584.00   07/2009
 1,584.00   08/2009
 1,584.00   09/2009
 1,584.00   10/2009
 1,584.00   11/2009
 1,584.00   12/2009
 1,584.00   01/2010
 1,584.00   02/2010
 1,584.00   03/2010
 1,584.00   04/2010
 1,584.00   05/2010
 1,584.00   06/2010
 1,584.00   07/2010
 1,584.00   08/2010
 1,584.00   09/2010
 1,584.00   10/2010
 1,584.00   11/2010
 1,584.00   12/2010
 1,584.00   01/2011
 1,584.00   02/2011
 1,584.00   03/2011
 1,584.00   04/2011
 1,584.00   05/2011
 1,584.00   06/2011
 1,584.00   07/2011
 1,584.00   08/2011
 1,584.00   09/2011
 1,584.00   10/2011
 1,584.00   11/2011
 1,584.00   12/2011
 1,584.00   01/2012
 1,584.00   02/2012
 1,584.00   03/2012
 1,584.00   04/2012
 1,557.60   05/2012
 1,531.20   06/2012
 1,504.80   07/2012
 1,478.40   08/2012
 1,452.00   09/2012
 1,425.60   10/2012
 1,399.20   11/2012
 1,372.80   12/2012
 1,346.40   01/2013
 1,320.00   02/2013
 1,293.60   03/2013
 1,267.20   04/2013
 1,240.80   05/2013
 1,214.40   06/2013
 1,188.00   07/2013
 1,161.60   08/2013
 1,135.20   09/2013
 1,108.80   10/2013
 1,082.40   11/2013
 1,056.00   12/2013
 1,029.60   01/2014
 1,003.20   02/2014
   976.80   03/2014
   950.40   04/2014
   924.00   05/2014
   897.60   06/2014
   871.20   07/2014
   844.80   08/2014
   818.40   09/2014
   792.00   10/2014
   765.60   11/2015
   739.20   12/2015
   712.80   01/2015
   686.40   02/2015
   660.00   03/2015
   633.60   04/2015
   607.20   05/2015
   580.80   06/2015
   554.40   07/2015
   528.00   08/2015
   501.60   09/2015
   475.20   10/2015
   448.80   11/2015
   422.40   12/2015
   396.00   01/2016
   369.60   02/2016
   343.20   03/2016
   316.80   04/2016
   290.40   05/2016
   264.00   06/2016
   237.60   07/2016
   211.20   08/2016
   184.80   09/2016
   158.40   10/2016
   132.00   11/2016
   105.60   12/2016
    79.20   01/2017
    52.80   02/2017
    26.40   03/2017
     0.00   04/2017]


                                       1E

OTHER POLICY CHARGES

Premium Charge

A maximum of [7.0%] of each premium paid.

Monthly Policy Charge

The Monthly Policy Charge will not exceed [$12.00] per month plus [$0.0125] per $1,000 of face amount per month.

Mortality and Expense Risk Charge

A maximum of [.075%] of the accumulation value per month.

Transaction Charges

The maximum Policy Change Transaction Charge is [$100.00] per policy change.

The maximum Transfer Transaction Charge is [$25.00] per transfer.

The maximum Partial Surrender Charge is the lesser of 2% or $25.00 per surrender.

Policy Issue Charge

Each of the following Policy Issue Charge(s) will be assessed monthly for 10 years against the accumulation value.

AMOUNT     EFFECTIVE        UNTIL
[15.83]   [04/01/2007]   [04/01/2017]

Waiver of Premium Agreement Charge

Each of the following Waiver of Premium Charge(s) will be assessed monthly against the accumulation value.

AMOUNT    EFFECTIVE        UNTIL
[3.00]   [04/01/2007]   [04/01/2032]

Waiver of Charges Agreement Charge

Each of the following Waiver of Charges Charge(s) will be assessed monthly against the accumulation value.

AMOUNT    EFFECTIVE        UNTIL
[1.17]   [04/01/2007]   [04/01/2032]

Family Term Agreement - Children

The maximum charge is [$12.50] per month until the youngest insured child's age 25.

Overloan Protection Agreement

The maximum charge is [7%] of the Accumulation Value, assessed once when this agreement is exercised.


                                       1F

DEATH BENEFIT GUARANTEE AGREEMENT (DBGA) ACCOUNT VALUE INFORMATION

DBGA Interest Rate:                [5.75%]
DBGA Net Amount at Risk Divisor:   [1.004670]
DBGA Premium Charge:               A maximum of [7.0%] of each premium paid.

DBGA Policy Issue Charge

AMOUNT     EFFECTIVE        UNTIL
[15.83]   [04/01/2007]   [04/01/2017]

DBGA [Preferred] [Non-Tobacco] Maximum Monthly Cost of Insurance Rates

The DBGA preferred non-tobacco maximum monthly cost of insurance rates are listed per $1,000 of net amount at risk. For special risk the cost of insurance rates are multiplied by the rating percentage and will never be larger than 83.3333

AGE     RATE
---   --------
[35    0.11175
 36    0.11759
 37    0.12260
 38    0.13178
 39    0.14013
 40    0.15015
 41    0.16434
 42    0.18188
 43    0.20193
 44    0.22700
 45    0.25292
 46    0.27717
 47    0.30310
 48    0.31732
 49    0.33322
 50    0.35666
 51    0.38597
 52    0.42618
 53    0.47228
 54    0.53099
 55    0.59731
 56    0.66453
 57    0.73601
 58    0.79156
 59    0.85642
 60    0.93567
 61    1.03358
 62    1.15360
 63    1.28822
 64    1.42477
 65    1.55987
 66    1.69009
 67    1.81541
 68    1.94777
 69    2.07779
 70    2.23720
 71    2.41671
 72    2.66303
 73    2.91101
 74    3.16239
 75    3.45729
 76    3.77257
 77    4.13925
 78    4.56778
 79    5.06096
 80    5.59046
 81    6.19039
 82    6.79865
 83    7.44108
 84    8.14627
 85    8.98889
 86    9.95157
 87   11.00507
 88   12.13346
 89   13.32395
 90   14.56207
 91   15.69658
 92   16.87474
 93   18.11090
 94   19.41395
 95   20.88824
 96   22.14219
 97   23.47955
 98   24.90883
 99   26.43583
100   28.06934
101   29.72877
102   31.50474
103   33.40436
104   35.43955
105   38.07888
106   40.96839
107   44.14561
108   47.64883
109   51.53037
110   55.84877
111   60.68350
112   66.12879
113   72.31391
114   79.40692
115   83.33333
116   83.33333
117   83.33333
118   83.33333
119   83.33333
120   83.33333]


                                       1G

[SCHEDULE OF PREMIUMS TO WAIVE

The monthly premium amount that will be waived as provided by the Waiver of Premium Agreement is shown below.

  AGE AT     MONTHLY PREMIUM
DISABILITY       AMOUNT
----------       ------
    35            83.42
    36            87.25
    37            91.25
    38            95.58
    39           100.08
    40           104.83
    41           109.92
    42           115.33
    43           121.08
    44           127.17
    45           133.58
    46           140.42
    47           147.75
    48           155.42
    49           163.67
    50           172.42
    51           181.75
    52           191.75
    53           202.58
    54           214.17
    55           226.58
    56           235.00
    57           243.92
    58           253.42
    59           263.50]


                                       1H

SUMMARY OF POLICY FEATURES

This policy is a flexible premium variable universal life policy. As long as the policy is inforce, a death benefit is payable upon the death of the insured. Premiums, after premium charges, are allocated to the guaranteed interest account, the separate account or both. (See page 8).

DEATH PROCEEDS

The amount payable to the beneficiary on the death of the insured is the total of the following amounts:

      - The death benefit (see page 5),

PLUS - Any additional insurance on the insured's life provided by an additional agreement (see the policy data pages),

PLUS - Under the Level Option, any premium paid by you after the date of the insured's death (see page 5),

PLUS - The amounts of any assessed monthly charges which cover the period after the insured's death (see page 5),

MINUS - Any unpaid monthly policy charges which we assess against accumulation value (see page 10),

MINUS - Any outstanding policy loan (see page 11),

MINUS - Any unpaid policy loan interest.

VARIABILITY

If the net premiums paid for this policy are placed in the separate account or accumulation value in the guaranteed interest account is transferred to the separate account, accumulation values will reflect investment experience of the sub-accounts you choose. Investment experience may, depending on the death benefit option selected, increase the amount of the death benefit.

ACCUMULATION VALUE

The net premiums you pay for this policy become part of the accumulation value. The accumulation value is available to you during the insured's lifetime, to be used:

      - as collateral for a loan or as a policy loan (see page 11).

      - to continue insurance protection if you cannot, or do not wish to, continue paying premiums.

      - to obtain cash by surrendering your policy, in full, or in part (see page 12).

SURRENDER PROCEEDS

The amount payable to the owner when the policy is surrendered:

      - The accumulation value of the policy,

MINUS - Any unpaid policy charges which we assess against accumulation value
        (see page 10),

MINUS - Any outstanding policy loan,

MINUS - Any unpaid policy loan interest,

MINUS - The surrender charge, if appropriate.

ADDITIONAL AGREEMENTS

The additional agreements, if any, listed on the policy data pages are described more fully in those additional agreements.

DEFINITIONS

When we use the following words, this is what we mean:

1940 ACT

The Investment Company Act of 1940, as amended, or any similar successor federal act.

ACCUMULATION VALUE

The sum of the values under this policy in the separate account, the guaranteed interest account and the loan account. The interest in each is valued separately. They are identified as the separate account accumulation value, the guaranteed interest account accumulation value, and the loan account accumulation value, respectively.

The separate account accumulation value is composed of your interest in each sub-account of the separate account in which you are invested. For each sub-account, the value is determined by multiplying the current number of sub-account units credited to this policy by the current sub-account unit value. The total of these values will be the separate account accumulation value.

AGE

The issue age plus the number of complete policy years elapsed.

CODE

The U.S. Internal Revenue Code of 1986, as amended.

CSO TABLES

The 2001 Commissioners Standard Ordinary Composite, Ultimate, Age Nearest Birthday, Sex-Distinct Mortality Tables. If the policy was issued as unisex, we use a corresponding unisex mortality table, the 2001 Commissioners Standard Ordinary Composite, Ultimate, Age Nearest Birthday, Table B (80% male, 20% female) Mortality Tables. The gender on the policy data pages describes whether the policy was issued as sex-distinct or unisex.

COVERAGE LAYER

A layer of insurance coverage with an associated coverage amount. The first coverage amount shown on the policy data pages is the face amount as of the policy date and is the amount of the initial coverage layer. There may be multiple coverage layers. All layers will be shown on the policy data pages.

FACE AMOUNT

The sum of the coverage amounts of each coverage layer. The face amount as of the policy date is equal to the initial coverage amount as shown on the policy data pages.

FUND

The mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and its sub-accounts.

GENERAL ACCOUNT

All assets of the Minnesota Life Insurance Company other than those in the separate account or in other separate accounts established by us.

GUARANTEED INTEREST ACCOUNT

The portion of the general account of Minnesota Life Insurance Company, which is attributable to this policy and policies of this class, exclusive of policy loans. The description is for accounting purposes only. It does not represent a separate account. It does not represent any division of the general account for the specific benefit of policies of this class.

INITIAL MINIMUM PREMIUM

The amount of premium required to put the policy in force. The initial minimum premium is the monthly initial minimum premium shown on the policy data pages multiplied by three (3) months plus the number of complete months from the policy date to the date of payment.

INSURED

The person whose life is insured under this policy as shown on the policy data pages.

ISSUE AGE

The insured's age at nearest birthday as of the policy date.

LOAN ACCOUNT

Amounts transferred from the separate account and the guaranteed interest account when a policy loan is taken.

NET AMOUNT AT RISK

The value equal to the death benefit at the most recent monthly policy anniversary divided by the net amount at risk divisor (shown on the policy data pages), and then reduced by the accumulation value at the beginning of the policy month, before the current month's cost of insurance charge is deducted.

NET PREMIUM

A premium payment less the premium charge assessed against that premium. The net premium is the amount or amounts which are allocated to the guaranteed interest account and the separate account.

PLANNED PREMIUM

The amount of premium you plan to pay for this policy on a periodic basis.

POLICY ANNIVERSARY

The same day and month as your policy date for each succeeding year your policy remains in force. A monthly policy anniversary is the same day as your policy date for each succeeding month your policy remains in force.

POLICY DATE

The date shown on the policy data pages, which is the date from which policy anniversaries, policy years, and monthly policy anniversaries are determined.

POLICY LOAN INTEREST

The amount of interest we charge you on the policy loan balance on your policy.

PROCEEDS

The amount we will pay under the terms of this policy when your policy is surrendered, terminates or when the insured dies.

SEPARATE ACCOUNT

The separate investment account titled "Minnesota Life Individual Variable Universal Life Account". We established this separate account for this class of policies and other classes of policies under Minnesota law. The separate account is composed of several sub-accounts. We own the assets of the separate account. However, those assets not in excess of separate account liabilities are not subject to claims arising out of any other business in which we engage.

SURRENDER VALUE

The amount available to you when your policy is surrendered or terminates.

TERMINATE

The insured's life is no longer insured under any of the terms of the policy.

UNIT

A measure of your interest in a sub-account of the separate account.

UNIT VALUE CREDIT

An amount used in the determination of the net investment factor for each sub-account.

VALUATION DATE

A valuation date is any date on which the New York Stock Exchange ("NYSE") is open for trading, except for any days specified in the prospectus for this policy subject to applicable regulatory authority and any day the fund corresponding to a sub-account does not value its shares. A valuation date ends at the close of trading on the NYSE that day.

VALUATION PERIOD

The period between successive valuation dates measured from the time of one determination to the next.

WE, OUR, US

Minnesota Life Insurance Company.

WRITTEN REQUEST

A request in writing signed by you. We also may require that your policy be sent in with your written request.

YOU, YOUR

The owner of this policy as shown in the application, unless changed as provided in this policy. The owner may be someone other than the insured.

GENERAL INFORMATION

WHAT IS YOUR AGREEMENT WITH US?

Your policy, or any change to it, contains the entire contract between you and us. This includes the initial application and all subsequent applications to change your policy. Any statements made either by you or by the insured, in the initial application or in any application for change will, in the absence of fraud, be considered representations and not warranties. Also, any statement made either by you or by the insured will not be used to void your policy nor defend against a claim under your policy unless the statement is contained in the initial application or in any application for change to this policy.

No change or waiver of any of the provisions of this policy will be valid unless made in writing by us and signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provisions of your policy.

Any additional agreement attached to this policy will become a part of this policy and will be subject to all the terms and conditions of this policy unless we state otherwise in the agreement.

WHEN DOES YOUR POLICY BECOME EFFECTIVE?

Your policy will become effective on the earlier of the policy date or the date the policy is delivered to you, provided you have paid the initial minimum premium, while the health of the proposed insured remains as stated in the application for this policy.

HOW WILL YOU KNOW THE STATUS OF YOUR POLICY?

Each year without charge, we will send you a report. This report will show your policy's status. It will include the accumulation value, death benefit and the surrender value as of the date of the report. It will also show the premiums paid during the year and policy loan activity. The information in the report will be current as of a date within two months of its mailing.

HOW DO YOU EXERCISE YOUR RIGHTS UNDER THE POLICY?

You can exercise all the rights under this policy during the insured's lifetime by making a written request to us. This includes the right to change the ownership. If your policy is assigned, we will also require the written consent of the assignee. If you have designated an irrevocable beneficiary, the written consent of that beneficiary will also be required.

DEATH BENEFIT

WHAT IS THE DEATH BENEFIT?

On the date of death, the death benefit for this policy is equal to the greater of:

     (1)  the death benefit calculated under the death benefit option in effect;
          or

     (2) the minimum death benefit calculated under the death benefit qualification test applicable for this policy. The death benefit qualification test is shown on the policy data pages and cannot change.

WHAT ARE THE DEATH BENEFIT OPTIONS?

The death benefit options are:

          -    Level Option

          -    Increasing Option

          -    Sum of Premiums Option

WHAT IS THE LEVEL OPTION?

Under the Level Option, the death benefit equals the face amount.

WHAT IS THE INCREASING OPTION?

Under the Increasing Option, the death benefit equals the face amount plus the accumulation value of the policy at the insured's death.

WHAT IS THE SUM OF PREMIUMS OPTION?

Under the Sum of Premiums Option, the death benefit equals the face amount plus the sum of all premiums paid less the sum of all partial surrenders.

HOW IS THE DEATH BENEFIT OPTION ELECTED?

You elect a death benefit option on your policy application. If you fail to make an election, the Level Option will be in effect.

MAY THE DEATH BENEFIT OPTION BE CHANGED?

After the first policy year and while this policy is in force, you may apply to have the death benefit option changed. We must approve any request to change the death benefit option. The change will take effect on the first monthly policy anniversary on or following the date we approve your request.

After a change in the death benefit option, the death benefit amount will remain the same as before the death benefit option changed.

WHAT IS THE DEATH BENEFIT QUALIFICATION TEST?

In order for your policy to be considered life insurance under Section 7702 of the Code, it must satisfy either the cash value accumulation test or the guideline premium test. Unless you specify otherwise, the death benefit qualification test for this policy is the guideline premium test. The death benefit qualification test is shown on the policy data pages and cannot be changed.

For your policy to remain qualified as a life insurance policy, we reserve the right to increase the amount of insurance on the insured, to return any excess accumulation value, or to limit the amount of premium paid.

WHAT IS THE CASH VALUE ACCUMULATION TEST?

Under this test, the minimum death benefit is the greater of the amount required for this policy to be deemed life insurance according to the Code, or the accumulation value.

WHAT IS THE GUIDELINE PREMIUM TEST?

Under this test, the minimum death benefit at any time is equal to the accumulation value multiplied by the death benefit percentage for the age of the insured as shown in the table in the policy data pages.

WHEN IS THE DEATH BENEFIT DETERMINED?

The death benefit is determined on each monthly policy anniversary and as of the date of the insured's death.

WHAT PROCEEDS ARE PAYABLE AT THE INSURED'S DEATH?

The amount payable at the insured's death shall be the death benefit provided by this policy:

     (1) plus any additional insurance on the insured's life provided by an additional agreement;

     (2) plus under the Level Option, any premium paid by you after the date of the insured's death;

     (3) plus the amounts of any assessed monthly charges which cover the period after the insured's death;

     (4)  minus any unpaid monthly charges;

     (5)  minus any outstanding policy loan and any unpaid policy loan interest.

CAN YOU CHANGE THE FACE AMOUNT OF YOUR POLICY?

After the first policy year, you may request a change to your policy's face amount. This request must be made within the lifetime of the insured. The minimum change must be at least $5,000 except for face amount changes, which are the result of a partial surrender of the policy.

HOW MAY THE FACE AMOUNT BE INCREASED?

You must submit an application to increase your policy's face amount. The application must include evidence of insurability satisfactory to us. The effective date of the increase in face amount will be the first monthly policy anniversary on or following the date all requirements are met. Upon approval of any face amount increase, we will send you new policy data pages.

HOW MAY THE FACE AMOUNT BE DECREASED?

You must send us a written request to decrease the face amount of your policy if there are one or more coverage layers eligible for a decrease shown on the policy data pages. A coverage layer is eligible for a decrease if it has been in force for at least one year. The effective date of the decrease in face amount will be the first monthly policy anniversary on or following the date we receive the written request and have approved it. Upon approval of any face amount decrease, we will send you new policy data pages.

HOW ARE COVERAGE LAYERS AFFECTED BY A DECREASE IN FACE AMOUNT?

If there have been prior increases in face amount, any coverage layers that are eligible for decrease will be decreased in the following order:

     (1)  first, the most recent increase;

     (2) next, other increases in face amount, in the reverse order in which they were added; and

     (3)  finally, the original face amount.

ARE THERE RESTRICTIONS ON FACE AMOUNT DECREASES BASED ON THE CODE?

If a requested face amount decrease would cause your policy to be disqualified as life insurance under the Code, we will not accept your request. In addition, unless you have specified otherwise in writing, if a requested face amount decrease would cause your policy to be classified as a modified endowment contract under the Code, we will not accept your request.

BENEFICIARY

TO WHOM WILL WE PAY THE DEATH PROCEEDS?

When we receive proof satisfactory to us of the insured's death, we will pay the death proceeds of this policy to the beneficiary or beneficiaries named in the application for this policy unless you have changed the beneficiary. In that event, we will pay the death proceeds to the beneficiary named in your last change of beneficiary request as provided below.

WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIES BEFORE THE INSURED?

If a beneficiary dies before the insured, that beneficiary's interest in the policy ends with that beneficiary's death.

Only those beneficiaries who survive the insured will be eligible to share in the death proceeds. If no beneficiary survives the insured, we will pay the death proceeds of this policy to you, if living, otherwise, to your estate, or to your successor if you are a corporation no longer in existence.

CAN YOU CHANGE THE BENEFICIARY?

If you have reserved the right to change the beneficiary, you can request in writing to change the beneficiary. If you have not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required.

Your written request will not be effective until we record it in our home office. After we record it, the change will take effect as of the date you signed the request. However, if the insured dies before the request has been so recorded, the request will not be effective as to those death proceeds we have paid before we recorded your request.

PAYMENT OF PROCEEDS

WHEN WILL THE POLICY PROCEEDS BE PAYABLE?

The proceeds of this policy will be payable if the policy is surrendered, terminated or if we receive proof satisfactory to us of the insured's death. These events must occur while the policy is in force. Proof of any claim under this policy must be submitted in writing to our home office. The proceeds will be paid at our home office and in a single sum unless a settlement option has been selected.

CAN PROCEEDS BE PAID IN OTHER THAN A SINGLE SUM?

Yes. You may, during the insured's lifetime, request that we pay the proceeds under one of the following settlement options. We may also use any other method of payment that is agreeable to you and us. A settlement option may be selected only if the payments are to be made to a natural person in that person's own right.

The following settlement options are all payable in fixed amounts as are described below. These payments do not vary with the investment performance of the separate account.

     OPTION 1 -- INTEREST PAYMENTS

     Payment of interest on the proceeds at such times and for a period that is agreeable to you and us. Withdrawal of proceeds may be made in amounts of at least $500. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

     OPTION 2 -- PAYMENTS FOR A SPECIFIED PERIOD

     Monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 of proceeds applied under this option is shown in the following table. The monthly payments for any period not shown will be furnished upon request.

NUMBER OF YEARS               MONTHLY PAYMENTS
        5                          $17.91
       10                            9.61
       15                            6.87
       20                            5.51
       25                            4.71

     OPTION 3 -- LIFE INCOME

     Monthly payments for the life of the person who is to receive the income. We will require satisfactory proof of the person's age and gender. Payments can be guaranteed for 5, 10, or 20 years. The amount of each monthly payment for each $1,000 of proceeds applied under this option is shown in the following table. The monthly payments for any ages not shown will be furnished upon request.

                  LIFE INCOME WITH PAYMENTS
                         GUARANTEED FOR
MALE    LIFE    -----------------------------
 AGE   INCOME   5 YEARS   10 YEARS   20 YEARS
 ---   ------   -------   --------   --------
 50     $4.08    $4.07      $4.05      $3.95
 55      4.46     4.45       4.71       4.24
 60      4.98     4.95       4.88       4.56
 65      5.69     5.64       5.48       4.88
 70      6.67     5.66       6.23       5.16
 75      8.02     7.77       7.08       5.36

                  LIFE INCOME WITH PAYMENTS
                       GUARANTEED FOR
FEMALE    LIFE    -----------------------------
  AGE    INCOME   5 YEARS   10 YEARS   20 YEARS
  ---    ------   -------   --------   --------
  50      $3.83    $3.82      $3.81      $3.76
  55       4.15     4.15       4.13       4.03
  60       4.59     4.58       4.54       4.35
  65       5.18     5.15       5.07       4.17
  70       6.01     5.95       5.78       5.05
  75       7.22     7.08       6.67       5.31

     OPTION 4 -- PAYMENTS OF A SPECIFIED AMOUNT

     Monthly payments of a specified amount until the proceeds and interest are fully paid.

If you request a settlement option, we will prepare an agreement for you to sign, which will state the terms and conditions under which the payments will be made.

CAN A BENEFICIARY REQUEST PAYMENT UNDER A SETTLEMENT OPTION?

A beneficiary may select a settlement option only after the insured's death. However, you may provide that the beneficiary will not be permitted to change the settlement option you have selected.

ARE THE PROCEEDS EXEMPT FROM CLAIMS OF CREDITORS?

To the extent permitted by law, no payment of proceeds or interest we make will be subject to the claims of any creditors.

Also, if you provide that the option selected cannot be changed after the insured's death, the payments will not be subject to the debts or contracts of the person receiving the payments. If garnishment or any other attachment of the payments is attempted, we will make those payments to a trustee we name. The trustee will apply those payments for the maintenance and support of the person you named to receive the payments.

WHAT GUARANTEED INTEREST RATE WILL WE PAY ON POLICY PROCEEDS?

We will pay interest at an annual rate which will never be less than 3 percent per year. On lump sum death proceeds, we will pay interest from the date of the insured's death until the date of payment.

PREMIUMS

WHEN AND WHERE DO YOU PAY YOUR PREMIUMS?

The initial minimum premium must be paid by the time your policy is delivered. All premiums after the initial minimum premium must be mailed to us at our home office or such other place as we may direct.

IS THERE A MINIMUM PREMIUM PAYMENT AMOUNT ONCE THE POLICY IS IN FORCE?

Any premium payment after the payment of the initial minimum premium must be at least $50.00. Premiums may be paid at any time.

WHAT IS THE PLANNED PREMIUM?

The planned premium as of the policy date or any policy change date is shown on the policy data pages. We will send you notices for the planned premium at the frequency shown on the policy data pages. You may request to have us send you notices once a year, twice a year, or four times a year. The amount of the planned premium you have selected and the frequency you have selected will be on the notice.

ARE THERE OTHER METHODS OF PAYING PLANNED PREMIUMS?

With the consent of your financial institution, you may request that your planned premiums be automatically withdrawn on a monthly basis from your account at that institution and paid directly to us.

CAN YOU CHANGE YOUR PLANNED PREMIUM?

You may change your planned premium by written request. In such case, we will send you notices for the new planned premium. Payment of the planned premium does not guarantee that the policy will remain in force.

ARE THERE RESTRICTIONS ON THE PAYMENT OF PREMIUMS?

We intend that this policy will qualify as a life insurance policy as defined by
Section 7702 of the Code. In order to maintain such qualification, we reserve the right to increase the amount of insurance on the insured, to return any excess accumulation value or premium, or to limit the amount of premium we will accept. In addition, unless you have specified otherwise in writing, if the payment of a premium would cause your policy to be classified as a modified endowment contract under the Code, we will not accept your payment. If mandated under applicable law, we may reject a premium. We may also provide information about an owner and an owner's account to government regulators.

WILL EVIDENCE OF INSURABILITY BE REQUIRED UPON THE PAYMENT OF A PREMIUM?

We reserve the right to require evidence of insurability satisfactory to us for any premium payment that would result in an immediate increase in the net amount at risk.

IS THERE A PREMIUM REFUND AT THE INSURED'S DEATH?

If the Level Death Benefit Option is in effect at the insured's death, we will pay to the beneficiary any premium amount that was paid after the insured's death. However, if your policy contains a Waiver of Premium Agreement and the last premium applied after the insured's death was waived by us under that agreement, we will not refund that premium.

If the Increasing or Sum of Premiums death benefit option is in effect at the insured's death, we will not refund any premium paid after the insured's death.

IS THERE A PREMIUM REFUND AT SURRENDER?

No.

SEPARATE ACCOUNT

HOW WAS THE SEPARATE ACCOUNT ESTABLISHED?

We established the separate account under Minnesota Law. It is registered as a unit investment trust under the 1940 Act.

WHAT IS THE PURPOSE OF THE SEPARATE ACCOUNT?

The separate account supports the operation of the policy (except policy loans and settlement options) and others of its class. Assets of the separate account also support other variable life insurance policies we offer.

ARE SUB-ACCOUNTS AVAILABLE UNDER THE SEPARATE ACCOUNT?

The separate account is divided into sub-accounts. We allocate net premiums to one or more of the sub-accounts you have chosen. We reserve the right to add, combine or remove any sub-account of the separate account and to transfer the assets of one or more sub-accounts to any other sub-account. We also reserve the right to make the sub-accounts available under other classes of policies as we deem appropriate.

WHAT ARE THE INVESTMENTS OF THE SEPARATE ACCOUNT?

Each sub-account, invests exclusively in the shares of a corresponding fund. Shares are purchased for the separate account at the net asset value of the applicable fund. If investment in a fund is no longer possible or if we determine it inappropriate for policies of this class, we may substitute another fund.

Substitution may be with respect to both existing policy values and future premiums. The investment policy of the separate account may not be changed, however, without the approval of the regulatory authorities of the state of Minnesota. If required, we will file that approval process with the regulatory authorities of the state in which this policy is delivered.

We reserve the right to provide to a fund, information about owners and their trading activities involving the fund's portfolio(s) that we deem necessary to
(1) deter fraud or violations of our operating rules or the operating rules of the fund and (2) as required to comply with applicable state or federal law.

WHAT CHANGES MAY WE MAKE TO THE SEPARATE ACCOUNT?

We reserve the right, when permitted by law, to transfer assets of the separate account which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If such a transfer is made, the term "separate account" as used in this policy shall then mean the separate account to which the assets are transferred. A transfer of this kind may require the advance approval of state regulatory authorities.

We reserve the right, when permitted by law, to:

     (1)  de-register the separate account under the 1940 Act;

     (2) restrict or eliminate any voting right of policy owners or other persons who have voting rights as to the separate account;

     (3)  combine the separate account with one or more other separate accounts;

     (4) operate the separate account or a sub-account as either a unit investment trust or management company under the 1940 Act. or in any other form allowed by law;

     (5)  terminate and/or liquidate the separate account;

     (6) make any changes to the separate account to conform with, or required by any change in, federal tax law, the 1940 Act and regulations promulgated thereunder, or any applicable federal or state laws.

HOW ARE NET PREMIUMS ALLOCATED?

We will allocate net premiums to the guaranteed interest account and to the separate account and its sub-accounts. Initially, you indicate your allocation in the application. You may change your allocation for future premiums by written request. A change will not take effect until it is recorded by us in our home office.

Allocations must be expressed in whole percentages and must be in multiples of 1 percent of the net premium. We reserve the right to restrict the allocation of premium to the guaranteed interest account. If we do so, no more than 25 percent of the net premium may be allocated to the guaranteed interest account. In addition, we reserve the right to further restrict allocations to the guaranteed interest account if the current interest crediting rate is equal to the guaranteed interest rate shown on the policy data pages.

We reserve the right to delay the allocation of net premiums to named sub-accounts. Such a delay will be for a period of 30 days after a policy is issued or changed. If we exercise this right, net premiums will be allocated to the guaranteed interest account until the end of that period.

WHAT IS A TRANSFER?

A transfer is a reallocation of the accumulation value between the guaranteed interest account and the separate account or among the sub-accounts of the separate account.

MAY YOU MAKE TRANSFERS OF AMOUNTS UNDER THIS POLICY?

Transfers may be made by your written request. Transfers out of the separate account or among the sub-accounts of the separate account, will be made on the basis of sub-account unit values as of the end of the valuation date on which we receive your written request at our home office. Transfers out of the guaranteed interest account will be made on the basis of your guaranteed interest account accumulation value at the time of transfer.

ARE THERE LIMITATIONS ON TRANSFERS?

The amount of accumulation value to be transferred must be at least $250. If the accumulation value in an account is less than $250, the entire value attributable to that sub-account or the guaranteed interest account must be transferred. If a transfer would reduce the accumulation value in the sub-account to less than $250, we reserve the right to include that remaining sub-account accumulation value in the amount transferred.

We reserve the right to restrict the dollar amount of any transfer to or from the guaranteed interest account. In addition, transfers to or from the guaranteed interest account may be limited to one such transfer per policy year.

Transfers to or from the guaranteed interest account must be made by a written request. Transfers will be effective after we approve and record them at our home office.

The funds may restrict the amounts or frequency of transfers to or from the sub-account of the separate account in order to protect fund shareholders.

In addition, certain funds in which the sub-accounts invest may impose redemption fees. Any fund redemption fees that you are charged are paid to and retained by the fund, and not us or the separate account.

There may be a delay in completing a transfer if the transfer involves a purchase of shares from a fund that requires the receipt of federal funds before accepting a purchase order, or redemption of shares from a fund that delays the payment of proceeds.

Short-term and excessive trading (sometimes referred to as "market timing") by an owner may have a detrimental effect on assets in the sub-account, the share prices of the corresponding funds, and the rights of other owners. Therefore, to deter short term and excessive trading, we reserve the right to limit the amount and frequency of transfers to the sub-accounts and to refuse to process transfers. Such restrictions may also be applied in any other manner reasonably designed to prevent any use of the transfer right which we consider to be to the disadvantage of other owners.

HOW ARE UNITS DETERMINED?

With each net premium payment allocated to a sub-account, we divide that payment by the then current unit value for the sub-account, to determine the number of units to credit to the sub-account. The then current unit value is the value at the end of the valuation date on which we receive your premium. Once determined, the number of units will not be affected by changes in the unit value.

HOW ARE UNITS INCREASED OR DECREASED?

The number of units in each sub-account will be increased by the allocation of subsequent net premiums, policy loan repayments, transfers to that sub-account, and allocations of loan account interest. The number of units will be decreased by policy charges to the sub-account, policy loans, transfers and partial surrenders from that sub-account. The number of sub-account units will decrease to zero if a policy is surrendered or terminated.

HOW IS A UNIT VALUED?

The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. The unit value increases or decreases on each valuation date. For any valuation date, the unit value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date. The assets of the separate account shall be valued on each valuation date.

WHAT IS THE NET INVESTMENT FACTOR FOR EACH SUB-ACCOUNT?

The net investment factor is a measure of the net investment experience of a sub-account.

The net investment factor for a valuation period is: the gross investment rate for such valuation period, plus any unit value credit under this policy. We determine periodically whether unit value credits apply. Unit value credits are not guaranteed.

The gross investment rate is equal to:

     (1) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus

     (2) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by

     (3) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

ACCUMULATION VALUE

WHAT IS THE ACCUMULATION VALUE?

The accumulation value is equal to the sum of the values in your guaranteed interest account, separate account and loan account.

WHAT IS THE VALUE OF YOUR GUARANTEED INTEREST ACCOUNT?

The guaranteed interest account accumulation value is the sum of all net premium payments allocated to the guaranteed interest account. This amount will be increased by any credited interest, policy loan repayments, transfers into the guaranteed interest account and allocation of loan account interest. This amount will be reduced by any policy loans, partial surrenders, transfers into the sub-accounts and charges assessed against your guaranteed interest account accumulation value.

DOES YOUR GUARANTEED INTEREST ACCOUNT EARN INTEREST?

Your guaranteed interest account earns interest at a rate at least equal to the guaranteed interest rate shown on the policy data pages. We guarantee this minimum rate for the life of the policy without regard to the actual experience of the general account.

We may, at our discretion, credit interest at a higher rate. Interest accrues on a daily basis.

WHAT IS YOUR SEPARATE ACCOUNT ACCUMULATION VALUE?

The separate account accumulation value is the sum of the units of each sub-account multiplied by the unit value for that sub-account. The number of units will be increased by any net premium allocation, policy loan repayments, transfers into a sub-account of the separate account, and allocation of loan account interest. The number of units will be reduced by any policy loans, partial surrenders, transfers out of the sub-account, and charges assessed against your separate account accumulation value.

Your separate account accumulation value is not guaranteed.

WHAT IS THE VALUE OF THE LOAN ACCOUNT?

The loan account accumulation value is the sum of all policy loans less all policy loan repayments. This amount will be increased by any loan account interest. This amount will be reduced by any loan account interest allocated to the guaranteed interest account or the separate account and by charges assessed against your loan account accumulation value.

DOES THE LOAN ACCOUNT EARN INTEREST?

The loan account earns interest at a rate at least equal to the guaranteed interest rate shown on the policy data pages. We may, at our discretion, calculate interest at a higher rate. Interest accrues on a daily basis.

POLICY CHANGES

WHAT POLICY CHANGES CAN BE MADE UNDER THIS POLICY?

After the first policy anniversary, you may ask us to make any of the following policy changes:

     (1)  increase or decrease the face amount;

     (2)  change the death benefit option;

     (3)  take a partial surrender;

     (4)  change your risk class.

You may request a policy change by completing a policy change application.

WILL EVIDENCE OF INSURABILITY BE REQUIRED?

Any change in your risk class or any increase in the net amount at risk resulting from a policy change will require evidence of insurability satisfactory to us.

WHEN WILL A POLICY CHANGE BE EFFECTIVE?

A policy change will become effective only:

     (1) on the first monthly policy anniversary on or following the date we approve and record it at our home office; and

     (2) while the health of the insured remains as stated in the application for this change.

When we approve your written request for a change, we will mail you at your last known address, new policy data pages with a copy of your change application attached to them.

POLICY CHARGES

WHAT TYPES OF CHARGES ARE THERE UNDER THIS POLICY?

Charges under this policy are those which we assess against your premiums and your accumulation value.

WHAT CHARGES ARE ASSESSED AGAINST PREMIUMS?

Against each premium, we assess a premium charge not to exceed the percent shown on the policy data pages.

WHAT CHARGES ARE ASSESSED AGAINST YOUR ACCUMULATION VALUE?

Against your accumulation value, we assess:

     (1) Monthly Policy Charge. This charge will not exceed the amount shown on the policy data pages. This charge is to cover certain administrative expenses, including those attributable to the records we create and maintain for your policy.

     (2) Policy Issue Charge. This charge is shown in the schedule on the policy data pages and applies for the first 10 years of the contract following issue and face amount increases. This charge is to recover the expense of issuing, underwriting and distributing the policy.

     (3) Cost of Insurance Charge. This charge for each coverage layer is calculated by multiplying the net amount at risk for that coverage layer by a rate which varies with the insured's age, gender, and risk class. The maximum cost of insurance rates for the initial coverage layer are shown on the policy data pages. The maximum cost of insurance rates for any subsequent coverage layer are shown on the new policy data pages sent at the time of the increase. This charge compensates us for providing the death benefit under this policy.

     (4) Mortality and Expense Risk Charge. This charge will not exceed the maximum rate shown on the policy data pages multiplied by the accumulation value. This charge is for assuming the risks that the cost of insurance charge will be insufficient to cover actual mortality experience and that the other policy charges will not cover our expenses in connection with the policy.

     (5) Cash Extra Charge. This charge compensates us for providing the death benefit when certain mortality risks exceed the standard and is shown on the policy data pages.

     (6)  Transaction Charges:

               a. A Policy Change Transaction Charge is charged at every policy change except for partial surrenders. This charge is for expenses associated with processing a policy change. The charge will not exceed the amount shown on the policy data pages.

               b. A Partial Surrender Transaction Charge of the lesser of $25 or 2% of the amount of the partial surrender is charged at a partial surrender. This charge is for expenses associated with processing a partial surrender.

               c. A Transfer Transaction Charge is charged at each transfer of accumulation value. This charge is for expenses associated with processing a transfer. The charge will not exceed the amount shown on the policy data pages.

     (7) Surrender Charge. This charge is shown in the schedule on the policy data pages and applies for the first 10 years of the policy following issue and face amount increases. This charge is to compensate us for expenses on the policy which have not yet been recovered through other policy charges.

     (8) Additional Agreements Charge. If any agreements are attached to this policy, there may be a charge for any such agreement shown on the policy data pages.

WHEN ARE CHARGES ASSESSED AGAINST YOUR ACCUMULATION VALUE?

The Monthly Policy Charge, Policy Issue Charge, Cost of Insurance Charge, Mortality and Expense Risk Charge, Cash Extra Charge, and Charges for Additional Agreements are assessed in advance on the policy date and at every monthly policy anniversary.

A Transaction Charge is assessed against your accumulation value when the transaction occurs. A Surrender Charge is assessed against your accumulation value when the policy is surrendered or terminates.

Charges will be assessed against the accumulation value in the guaranteed interest account and the accumulation value in the separate account on a pro-rata basis. As to accumulation value in the separate account, charges will be assessed against each sub-account on a pro-rata basis. If there is insufficient accumulation value in the guaranteed interest account and the separate account, then we will assess charges against the loan account to the extent the loan account exceeds the outstanding policy loan.

WHAT IF THERE IS INSUFFICIENT ACCUMULATION VALUE TO COVER THE MONTHLY CHARGES?

If the accumulation value less the sum of the policy loan and any unpaid policy loan interest is insufficient to cover the monthly charges on any monthly policy anniversary, a 61-day grace period begins. Your policy will remain in force during the grace period. You may pay premiums during this grace period to cover the insufficiency and continue your policy in force beyond the grace period. We will send you and any assignee of record, at the last known address, at least 31 days prior to the end of the grace period, a written notice indicating the due date and the payment required to keep your policy in force.

WHAT IS THE PAYMENT REQUIRED TO KEEP THE POLICY IN FORCE?

The payment required to keep your policy in force after the grace period commences is equal to three times the sum of all the monthly charges that were due at the beginning of the grace period, plus the premium charge that would apply.

WHAT HAPPENS IF THIS PAYMENT IS NOT MADE WITHIN THE GRACE PERIOD?

If the payment is not paid by the end of the grace period, your policy will terminate.

WHAT HAPPENS IF THE INSURED DIES IN THE GRACE PERIOD?

If the insured dies during the grace period, the death proceeds will be paid to the beneficiary.

CAN YOU REINSTATE YOUR POLICY AFTER IT HAS TERMINATED?

Yes. At any time within three years from the date of policy termination, you may ask us to restore your policy to an in force status, unless the policy has terminated because the surrender value has been paid. We will require:


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     (1)  your written request to reinstate this policy;

     (2) that you submit to us at our home office during the insured's lifetime evidence satisfactory to us of the insured's insurability so that we may have time to act on the evidence during the insured's lifetime;

     (3) a payment sufficient to cover all monthly charges and policy loan interest due and unpaid during the grace period; and

     (4) a premium sufficient to keep the policy in force for three (3) months after the date of the reinstatement.

WHAT IS THE EFFECTIVE DATE OF THE REINSTATEMENT?

The effective date of the reinstated policy will be the first monthly policy anniversary on or following the date we approve your request to reinstate.

WHAT WILL THE SURRENDER AND POLICY ISSUE CHARGES BE AT THE REINSTATEMENT DATE?

The surrender charge and policy issue charge schedules that were in place at the end of the grace period will be effective at the reinstatement date. We will send you new policy data pages when your policy is reinstated.

POLICY LOANS

CAN YOU BORROW MONEY ON YOUR POLICY?

After we have been issuing policies on this policy form for one (1) year, you may borrow up to the maximum loan amount. This amount is determined as of the date we receive your request for a loan. We will require your written request for a policy loan. The policy will be the only security required for your loan.

When the policy loan is to come solely from your guaranteed interest account accumulation value, we have the right to postpone your loan for up to six months. We cannot do so if the loan is to be used to pay premiums on any policies you have with us.

WHAT IS THE MAXIMUM AMOUNT AVAILABLE FOR ALL POLICY LOANS?

The maximum amount available for all policy loans under your policy is the accumulation value less the surrender charge less three (3) months of monthly charges. This amount will be determined as of the date we receive your request for a loan at our home office.

WHAT IS THE POLICY LOAN INTEREST RATE?

The policy loan interest rate is shown on the policy data pages.

WHEN IS POLICY LOAN INTEREST DUE AND PAYABLE?

Policy loan interest is due on a policy loan transaction, on each policy anniversary, on surrender or termination of the policy and on the date of the death of the insured. If you do not pay the interest on your loan in cash, your policy loan will be increased by the amount of the unpaid interest.

WHAT HAPPENS WHEN YOU TAKE A POLICY LOAN?

When you take a loan, we will take the amount of the loan from your guaranteed interest account accumulation value and separate account accumulation value and transfer those values to the loan account. Unless you direct us otherwise, we will take values from your guaranteed interest account accumulation value and separate account accumulation value on a pro-rata basis and from each sub-account in your separate account on a pro-rata basis. This determination will be made as of the end of the valuation date on which we receive your loan request.

DOES YOUR LOAN ACCOUNT EARN INTEREST?

The loan account earns interest at a rate at least equal to the guaranteed interest rate shown on the policy data pages.

At every policy loan transaction and policy anniversary, the accrued loan account interest is allocated to your guaranteed interest account accumulation value and to your separate account accumulation value on a pro-rata basis and to each sub-account in your separate account accumulation value on a pro-rata basis.

WHAT HAPPENS WHEN YOU REPAY A POLICY LOAN?

When you repay a loan, we transfer the repayment amount from your loan account accumulation value to your guaranteed interest account accumulation value and your separate account accumulation value. Unless you direct us otherwise, we will transfer the repayment amount to your guaranteed interest account accumulation value and separate account accumulation value on a pro-rata basis and to each sub-account in your separate account accumulation value on a pro-rata basis. This determination will be made as of the end of the valuation date on which we receive your loan repayment.

We reserve the right to restrict the amount of any loan repayment allocated to the guaranteed interest account.

WHEN CAN YOU REPAY YOUR LOAN?

If your policy is in force, your loan can be repaid in part or in full at any time before the insured's death. Your loan may also be repaid within 60 days after the date of the insured's death if we have not paid any of the benefits under this policy.

WHAT HAPPENS IF YOU DO NOT REPAY YOUR LOAN?

Your policy will remain in force so long as the accumulation value less the sum of the policy loan and any unpaid policy loan interest is sufficient to cover the monthly charges. Otherwise, your policy will terminate.

To prevent your policy from terminating, you will have to make a loan repayment. We will notify you 61 days in advance of our intent to terminate the policy and the loan repayment required to keep it in force. The time for repayment will be within 61 days after our mailing of the notice.


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SURRENDER

MAY THE POLICY BE SURRENDERED?

You may request to surrender your policy at any time while the insured is living.

IS THERE A SURRENDER CHARGE?

The surrender charge is shown on the policy data pages of this policy.

WHAT IS THE SURRENDER VALUE OF YOUR POLICY?

The surrender value is the accumulation value less any unpaid policy charges which we assess against accumulation value, less any policy loan, any unpaid policy loan interest, and less the surrender charge.

We determine the surrender value as of the end of the valuation date on which we receive your surrender request.

HOW DO YOU SURRENDER YOUR POLICY?

Send your policy and a written request for surrender to us at our home office. We will send your surrender proceeds to you in a single sum unless you request otherwise.

IS A PARTIAL SURRENDER PERMITTED?

You may make a partial surrender of your surrender value any time after the first policy year. The amount of a partial surrender must be $500 or more.

With the Level Option a partial surrender will cause a decrease in the face amount equal to the amount surrendered.

WHAT IS THE MAXIMUM PARTIAL SURRENDER PERMITTED?

The maximum amount of partial surrender permitted at any time is the accumulation value:

     (1)  minus any policy loan and accrued loan interest,

     (2)  minus the surrender charge,

     (3)  minus three (3) months of monthly charges.

IS THERE A CHARGE FOR A PARTIAL SURRENDER?

For a partial surrender, we charge a Partial Surrender Transaction Charge of $25.00 or 2% of the amount of the partial surrender, whichever is less.

MAY YOU DIRECT US AS TO HOW PARTIAL SURRENDERS WILL BE TAKEN FROM ACCUMULATION VALUE?

You may tell us to take the partial surrender from certain sub-accounts or from the guaranteed interest account. If you do not specify, partial surrenders will be deducted from your guaranteed interest account accumulation value and separate account accumulation value on a pro-rata basis and, from each sub-account in your separate account on a pro-rata basis.

ARE THERE RESTRICTIONS ON THE AMOUNT OF THE PARTIAL SURRENDER?

Yes. If a requested partial surrender would cause your policy to be disqualified as life insurance under the Code, we will not accept your request. In addition, unless you have specified otherwise in writing, if a requested partial surrender would cause your policy to be classified as a modified endowment contract under the Code, we will not accept your request.

MAY POLICY PAYMENTS BE DEFERRED?

We reserve the right to defer surrender and partial surrender payments for up to six months from the date of your written request, if surrender and partial surrender payments are based upon accumulation values that do not depend on the investment performance of the separate account. In that case, if we postpone our payment for more than 31 days, we will pay you interest at 3 percent per annum for the period during which payment is postponed. In addition, we reserve the right to defer surrender and partial surrender payments, transfers, loans and the payment of death benefit proceeds for the following: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical, or (c ) the Securities and Exchange Commission, by order, permits deferral for the protection of owners.

If mandated under applicable law, we may block an owner's account and thereby refuse to pay any request for transfer, surrender, partial surrender, loans or death benefit proceeds until instructions are received from the appropriate regulator. We may provide additional information about an owner and owner's account to government regulators.

ADDITIONAL INFORMATION

CAN YOU ASSIGN YOUR POLICY?

Your policy may be assigned. The assignment must be in writing and filed with us at our home office. We assume no responsibility for the validity or effect of any assignment of this policy or of any interest in it. Any proceeds which become payable to the assignee will be payable in a single sum. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of that interest.

WHAT IF THE INSURED'S AGE OR GENDER IS MISSTATED?

If the insured's age or gender has been misstated, we will adjust proceeds based on what the last monthly charges would have purchased at the correct age and gender.

WHAT ARE THE ADMINISTRATIVE REQUIREMENTS FOR PROCESSING TRANSACTIONS?

We will process requested transactions, payments and changes under this policy only after we have received at our home office all requirements in good order according to our then current procedures. These requirements which may change from time to time, may include proper completion of forms, valid instructions, and authorizations, or other administrative or evidentiary requirements.


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We reserve the right to require you or other persons providing a signature, in connection with a disbursement of any amounts under the policy or a change in beneficial rights under the policy, to provide a signature guarantee to protect against fraud.

WHEN DOES YOUR POLICY BECOME INCONTESTABLE?

After this policy has been in force during the insured's lifetime for two years from the policy date, we cannot contest this policy, except for fraud or the nonpayment of premiums. However, if there has been a policy change or reinstatement for which we required evidence of insurability, that policy change or reinstatement will be contestable for two years during the lifetime of the insured, from the effective date of the policy change or reinstatement.

IS THERE A SUICIDE EXCLUSION?

If the insured, whether sane or insane, dies by suicide within two years of the policy date, our liability will be limited to an amount equal to the premiums paid for this policy less any policy loan, unpaid loan interest, and partial surrenders. If there has been a policy change or reinstatement for which we required evidence of insurability, and if the insured dies by suicide within two years from the effective date of the policy change or reinstatement, our liability with respect to the policy change or reinstatement will be limited to an amount equal to the portion of the monthly charges associated with that policy change or reinstatement.


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MINNESOTA LIFE ACCUMULATOR VARIABLE UNIVERSAL LIFE POLICY

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

FLEXIBLE PREMIUM AS STATED IN THIS POLICY

POLICY MAY TERMINATE BEFORE DEATH OF THE INSURED EVEN IF PLANNED PREMIUMS ARE
PAID

NONPARTICIPATING

Minnesota Life Insurance Company, a stock company, is a subsidiary of Minnesota Mutual Companies, Inc., a mutual holding company. You are a member of the Minnesota Mutual Companies, Inc., which holds its annual meetings on the first Tuesday in March of each year at 3 p.m. local time. The meetings are held at 400 Robert Street North, St. Paul, Minnesota 55101-2098.

MINNESOTA LIFE